Introducing iPath Exchange Traded Notes from Barclays	Page 1 of 3

Filed Pursuant to Rule 433

Registration No. 333-126811

A new way to invest in difficult-to-reach markets:

•	iPathSM GSCI® Total Return Index ETN (GSP)

•	iPathSM Dow Jones-AIG Commodity Index Total ReturnSM ETN (DJP)

iPath ETNs trade on the NYSE and provide transparency, cost efficiencies1 and possible tax advantages2. iPath ETNs are also designed to provide exposure to the return of the relevant index, less investor fees.3

Discover a new way to gain the market exposure you’ve been looking for today.

•	Read the prospectus

•	View our FAQs

•	Visit iPathETN.com

Join a live conference call with iPath ETN experts to learn more and ask questions.

•	Friday, June 9, 2006 @ 10:00 AM PST, 1:00 PM EST

Call Name: iPath

Dial-in: (888) 428-4473

International: (612) 234-9960

Password: iPath

    FIND YOUR iPATH                            1-877-76-iPATH                             www. iPathETN.com

(1) iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in commodities and are available to retail investors; further, iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from potentitally lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in commodities without incurring the costs associated with storing and delivering commodities, or committing resources to managing a portfolio of commodity derivatives.

(2) iPath ETNs provide a tax-efficient means to invest in the performance of various market indexes. iPath ETNs should be treated for tax purposes as pre-paid contracts with respect to the relevant index, which means that an investor will only recognize capital gain or loss upon the sale, redemption or maturity of their iPath ETN, unlike mutual funds that may be required to make capital gain distributions to shareholders. iPath ETNs currently available will not make capital gain or income distributions, ensuring investors control over the timing of taxable events related to their investment in iPath ETNs.

(3) The investor fee is equal to 0.75% per year times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to 0.75% times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index

Introducing iPath Exchange Traded Notes from Barclays	Page 2 of 3

level is the value of the index on the inception date.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76iPATH, or you may request a copy from any other dealer participating in the offering.

If the links above do not work, please copy and paste this url into your browser.

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iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Bank PLC and its affiliates, including Barclays Global Investor Services, N.A. and its affiliates and Barclays Capital Inc. and its affiliates, do not provide tax advice. Please note that (i) any discussion of US tax matters contained in this communication (including any attachments) cannot be used by you for the purpose of avoiding tax penalties; (ii) this communication was written to support the promotion or marketing of the matters addressed herein; and (iii) you should seek advice based on your particular circumstances from an independent tax advisor.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Introducing iPath Exchange Traded Notes from Barclays	Page 3 of 3

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored or endorsed by Goldman, Sachs & Co or any of its affiliates (individually and collectively, “Goldman”). The Securities are not sold by Goldman, Sachs & Co. other than in its capacity as a dealer of the Securities. Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total Return(SM),” “DJAIGCI(SM)”, and “Dow Jones - AIG Commodity Index(SM)” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones - AIG Commodity Index Total Return(SM) are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

© 2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2990-iP-0506

* Not FDIC Insured * No Bank Guarantee * May Lose Value

Barclays Global Investors Services

45 Fremont Street

San Francisco, CA 94105

Filed Pursuant to Rule 433

Registration No. 333-126811

Subject:	iPath Exchange Traded Notes (ETNs) Are Here

Body:

Please find links below to the prospectuses for the recently launched iPath Exchange Traded Notes (ETNs), which include the following new products:

•	iPathSM GSCI® Total Return Index ETN (Ticker: GSP)

•	iPathSM Dow Jones - AIG Commodity Index Total ReturnSM Index ETN (Ticker: DJP)

iPath ETNs are a new innovation, giving you low-cost1 and exchange traded access to difficult to reach markets.

Visit www.iPathETN.com for features and details of the iPath ETNs, as well as more information, including: The Basics of Commodities, a list of Frequently Asked Questions (FAQs), and Info Sheets for each of the iPath ETNs.

Please do not hesitate to call me with any questions you may have, and as always, thank you for your continued interest and support.

[1]	iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in commodities and are available to retail investors; further, iPath ETNs do not charge sales loads. Buying and selling iPath ETNs will result in brokerage commissions, but the savings from lower investor fees can help offset these costs. iPath ETNs can also provide a means to invest in commodities without incurring the costs associated with storing and delivering commodities, or committing resources to managing a portfolio of commodity derivatives.

Glenn Smith

BARCLAYS GLOBAL INVESTORS SERVICES

45 Fremont Street

San Francisco, CA 94105

Telephone 415.402.4659

Facsimile 415.618.1958

glenn.smith@barclaysglobal.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will reflect changes in their intrinsic value as well as market supply and demand, among other factors. The trading prices of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

Goldman Sachs, GSCI®, GSCI® Index, GSCI® Total Return Index, and Goldman Sachs Commodity Index are trademarks or servicemarks of Goldman, Sachs & Co. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The Securities are not sponsored, endorsed, sold or promoted by Goldman, Sachs & Co. or any of its affiliates (individually and collectively, “Goldman”). Goldman makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the Goldman Sachs Commodity Index or any of its subindexes to track general commodity market performance.

“Dow Jones,” “AIG®,” “Dow Jones-AIG Commodity Index Total ReturnSM,” “DJAIGCISM”, and “Dow Jones – AIG Commodity IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc., and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones – AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp (“AIG-FP”), American International Group, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG, AIG-FP, or any of their respective affiliates or subsidiaries makes any representation regarding the advisability of investing in such products.

© 2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners.

Filed Pursuant to Rule 433

Registration No. 333-126811

Thank you for inquiring about iPath Exchange Traded Notes (ETNs). Enclosed is the material you requested.

We also invite you to go online and register on iPathETN.com to find a wealth of product information and data.

Please also feel free to contact us at 1-877-76-iPATH (1-877-764-7284) to speak with a representative.

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. The return on the Securities is linked to the performance of a market index. The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. Your investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Investing in the Securities is not equivalent to investing directly in index components or the relevant index itself.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A., assists in the promotion of iPath Exchange Traded Notes. Barclays Global Investors, N.A., and Barclays Capital Inc., are affiliates of Barclays Bank PLC.

The market value of the Securities may be influenced by many unpredictable factors, including, with respect to the iPath ETNs linked to commodities indexes, volatile commodities prices. Risks include limited portfolio diversification, uncertain principal repayment, and illiquidity. Also, the investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Brokerage commissions will apply to purchases and sales of the Securities in the secondary market. The sale, redemption or maturity of the Securities will generate tax consequences. The trading prices of the Securities will fluctuate in accordance with changes in their intrinsic value as well as market supply and demand. The trading price of the Securities may also be influenced by changes in the credit rating of Barclays Bank PLC.

©2006 Barclays Global Investors, N.A. All rights reserved. iPath, iPath ETNs and the iPath logo are servicemarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. 2403-iP-1105 353-2/06

• Not FDIC Insured • No Bank Guarantee • May Lose Value